Exhibit 99.1

CONTACT: David Foy (203) 458-5850

WHITE MOUNTAINS REPORTS ADJUSTED BOOK VALUE PER SHARE OF $704

HAMILTON, Bermuda (May 2, 2016) - White Mountains Insurance Group, Ltd. (NYSE: WTM) reported an adjusted book value per share of $704 at March 31, 2016, up 0.9% for the quarter, including dividends. Adding the estimated gain of $90 per share for the Sirius Group sale, which closed in April, adjusted book value per share is approximately $794.

Ray Barrette, Chairman and CEO, commented, “The year is off to a great start.  Both the Sirius Group and Symetra transactions have closed, OneBeacon reported a solid 95% combined ratio, investments were up, BAM/HG Global continues to grow, and most of our insurance services businesses are building value.  Including April, we have repurchased nearly 600,000 shares of White Mountains at good prices.  As of today, we have about $2 billion of capital that is undeployed.  Looking forward, we expect to gradually return capital to shareholders while exploring new investment opportunities.”

Adjusted comprehensive income was $50 million in the first quarter of 2016, compared to adjusted comprehensive loss of $3 million in the first quarter of last year. Net income attributable to common shareholders was $13 million in the first quarter of 2016, compared to $84 million in the first quarter of last year.

OneBeacon

OneBeacon’s book value per share increased 4.4% for the first quarter of 2016, including dividends. OneBeacon’s GAAP combined ratio was 95% for both the first quarter of 2016 and the first quarter of last year. In the first quarter of 2016, OneBeacon completed the termination of its qualified pension plan and fully eliminated the associated liabilities from its balance sheet, resulting in an after-tax loss of less than $1 million. The results for the first quarter of 2016 also included a $13 million tax benefit related to the settlement of the IRS examination for the tax years 2007-2009.

Mike Miller, CEO of OneBeacon, said, “The year is off to a good start, with 4.4% growth in book value and a 95% GAAP combined ratio. Premium growth has been challenging, particularly in our more mature businesses, as we maintain underwriting discipline in an increasingly competitive market.”

Net written premiums were $280 million in the first quarter of 2016, a decrease of 2% from the comparable period of last year. During 2015, OneBeacon exited its lawyers liability and crop businesses and non-renewed an affiliated reinsurance treaty, which resulted in reductions of net written premiums that totaled $9 million in the first quarter of 2015.  Excluding the impact of these exited businesses, net written premiums in the first quarter of 2016 decreased by 5% compared to the first quarter of last year.

HG Global/BAM

In the first quarter of 2016, BAM insured $2.2 billion of municipal bonds, $2.1 billion of which were in the primary market.  Including policies bound in the first quarter of 2016 for municipal bond deals that will close in the second quarter of 2016, BAM guaranteed $2.6 billion of municipal bonds. As of March 31, 2016, BAM’s total claims paying resources were $607 million on total par insured of $24.6 billion. Total claims paying resources increased $6 million from December 31, 2015.

Bob Cochran, Chairman of BAM, said, “Demand for municipal bond insurance was solid to start the year, as increasing demand from institutional buyers of municipal bonds offset the negative impact from a decline in interest rates. BAM insured more new-issue transactions than any other insurer during the first quarter, and guaranteed $2.6 billion of municipal bonds, up 3% from the same period a year ago even as total municipal bond volume fell 7%. The increased interest from institutional investors, who prefer larger, more liquid issues, helped drive BAM’s average transaction size up 8%. BAM Credit Profiles - the summaries we publish for every transaction we insure and update annually - continued to distinguish us in the market. The Credit Profiles drive investor demand for BAM-insured bonds and increase the value added for municipal issuer members. We have now published more than 2,700 Credit Profiles, and BAM’s web site recorded a 41% year-over-year increase in download activity.”

HG Global reported pre-tax income of $7 million in the first quarter of 2016, compared to pre-tax income of $6 million in the first quarter of last year. White Mountains reported $8 million of GAAP pre-tax loss related to BAM in the first quarter of 2016, compared to GAAP pre-tax loss of $9 million in the first quarter of last year. BAM’s affairs are managed on a statutory accounting basis, and it does not report stand-alone GAAP financial results. BAM’s statutory net loss was $8 million in both the first quarter of 2016 and the first quarter of last year. As a mutual insurance company that is owned by its members, BAM’s results do not affect White Mountains’s adjusted book value per share. However, White Mountains is required to consolidate BAM’s results in its GAAP financial statements and its results are attributed to non-controlling interests.

Other Operations

White Mountains’s Other Operations segment reported pre-tax loss of $26 million in the first quarter of 2016, compared to $24 million in the first quarter of last year. The increase was driven by increased incentive compensation expenses and lower investment returns in the segment, mostly offset by lower pre-tax losses from insurance service businesses and WM Life Re. White Mountains’s Other Operations segment reported net realized and unrealized investment gains of $6 million in the first quarter of 2016, compared to $7 million in the first quarter of last year, which included an $7 million write-off of the investment in TaCerto. WM Life Re reported pre-tax loss of $1 million in the first quarter of 2016, compared to $5 million in the first quarter of last year. WM Life Re is in runoff, and all of its contracts will mature by June 30, 2016.

Share Repurchases

For the first quarter of 2016, White Mountains repurchased and retired 228,688 of its common shares for $173 million at an average share price of $755.36, or approximately 107% of White Mountains’s March 31, 2016 adjusted book value per share. The average share price paid was approximately 95% of White Mountains’s March 31, 2016 adjusted book value per share including the estimated gain from the Sirius Group transaction.

In April 2016, White Mountains repurchased and retired 356,423 of its common shares for $287 million at an average share price of $806.52, or approximately 114% of White Mountains’s March 31, 2016 adjusted book value per share. The average share price paid was approximately 102% of White Mountains’s March 31, 2016 adjusted book value per share including the estimated gain from the Sirius Group transaction.

Investment Activities

The GAAP total return on invested assets was 1.5% for the first quarter of 2016, which included 0.3% of currency gains, compared to a return of -0.1% for the first quarter of 2015, which included 1.0% of currency losses.

Reid Campbell, President of White Mountains Advisors, said, “The total portfolio was up 1.5% for the quarter, as returns were boosted by falling interest rates and currency gains from a general weakening in the U.S. dollar. In local currencies, the total portfolio was up 1.2%.  The fixed income portfolio was up 1.2%, which was behind the longer duration Barclays Intermediate Aggregate Index. Reflecting the addition of the proceeds from the sale of Symetra, fixed income duration dropped from 2.2 years at the beginning of the quarter to 2.0 years at quarter end.  The risk asset portfolio was up 1.3% for the quarter, which was in line with the S&P 500. Risk assets dropped from 23% of the total portfolio at the beginning of the quarter to 14% at quarter end, again reflecting the impact of the sale of Symetra.  We took advantage of the equity market pullback in January and February to begin averaging back into equities, adding roughly $80 million of broad market ETFs near the market lows. We sold a similar amount of ETFs later in March after equity markets had recovered.”

Sirius Group

On April 18, 2016, White Mountains completed the sale of Sirius International Insurance Group, Ltd., (“Sirius Group”) to CM International Holding Pte. Ltd., the Singapore-based investment arm of China Minsheng Investment Corp., Ltd. (“CMI”). The gross estimated purchase price paid at the closing was $2.6 billion. Approximately $160 million of this amount was used to purchase out of Sirius Group certain assets to be retained by White Mountains, including shares of OneBeacon. The transaction is estimated to result in a gain of approximately $90 to White Mountains’s adjusted book value per share in the second quarter of 2016. As a result of the transaction, Sirius Group’s results have been reported as discontinued operations within White Mountains’s GAAP financial statements. Sirius Group’s results inured to White Mountains through the closing date of the transaction.

Sirius Group’s GAAP combined ratio was 93% for the first quarter of 2016, compared to 81% for the first quarter last year. The increase in the combined ratio reflected a loss ratio that was 9 points higher than the first quarter of last year, driven by increased catastrophe and large loss activity.

Additional Information

White Mountains is a Bermuda-domiciled financial services holding company traded on the New York Stock Exchange and the Bermuda Stock Exchange under the symbol WTM. Additional financial information and other items of interest are available at the company’s website located at www.whitemountains.com. White Mountains expects to file its Form 10-Q today with the Securities and Exchange Commission and urges shareholders to refer to that document for more complete information concerning its financial results.

Regulation G

This earnings release includes two non-GAAP financial measures that have been reconciled to their most comparable GAAP financial measures. White Mountains believes these measures to be more relevant than comparable GAAP measures in evaluating White Mountains’s financial performance.

Adjusted book value per share is a non-GAAP financial measure which is derived by expanding the calculation of GAAP book value per share to exclude equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, for periods that White Mountains accounted for its investment in Symetra under the equity method. White Mountains accounted for its investment in Symetra under the equity method until November 5, 2015, when it changed its accounting to fair value. In addition, the number of common shares outstanding used in the calculation of adjusted book value per White Mountains’s common share are adjusted to exclude unearned restricted common shares, the compensation cost of which, at the date of calculation, has yet to be amortized. The reconciliation of adjusted book value per share to GAAP book value per share is included on page 7.

Adjusted comprehensive income (loss) is a non-GAAP financial measure that, for periods that White Mountains accounted for its investment in Symetra under the equity method, excludes the change in equity in net unrealized gains (losses) from Symetra’s fixed maturity portfolio, net of applicable taxes, from comprehensive income (loss) attributable to White Mountains’s common shareholders. The reconciliation of adjusted comprehensive income (loss) to GAAP comprehensive income (loss) attributable to White Mountains’s common shareholders is included on page 8.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This earnings release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included or referenced in this release which address activities, events or developments which White Mountains expects or anticipates will or may occur in the future are forward-looking statements. The words “will”, “believe”, “intend”, “expect”, “anticipate”, “project”, “estimate”, “predict” and similar expressions are also intended to identify forward-looking statements. These forward-looking statements include, among others, statements with respect to White Mountains’s:

•	change in adjusted book value per share or return on equity;

•	business strategy;

•	financial and operating targets or plans;

•	incurred loss and loss adjustment expenses and the adequacy of its loss and loss adjustment expense reserves and related reinsurance;

•	projections of revenues, income (or loss), earnings (or loss) per share, dividends, market share or other financial forecasts;

•	expansion and growth of its business and operations; and

•	future capital expenditures.

These statements are based on certain assumptions and analyses made by White Mountains in light of its experience and perception of historical trends, current conditions and expected future developments, as well as other factors believed to be appropriate in the circumstances. However, whether actual results and developments will conform to its expectations and predictions is subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations, including:

•
the risks that are described from time to time in White Mountains’s filings with the Securities and Exchange Commission, including but not limited to White Mountains’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 filed February 29, 2016;

•	claims arising from catastrophic events, such as hurricanes, earthquakes, floods, fires, terrorist attacks or severe winter weather;

•	the continued availability of capital and financing;

•	general economic, market or business conditions;

•	business opportunities (or lack thereof) that may be presented to it and pursued;

•	competitive forces, including the conduct of other property and casualty insurers and reinsurers;

•	changes in domestic or foreign laws or regulations, or their interpretation, applicable to White Mountains, its competitors or its customers;

•	an economic downturn or other economic conditions adversely affecting its financial position;

•	recorded loss reserves subsequently proving to have been inadequate;

•	actions taken by ratings agencies from time to time, such as financial strength or credit ratings downgrades or placing ratings on negative watch; and

•	other factors, most of which are beyond White Mountains’s control.

Consequently, all of the forward-looking statements made in this earnings release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by White Mountains will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, White Mountains or its business or operations. White Mountains assumes no obligation to publicly update any such forward-looking statements, whether as a result of new information, future events or otherwise.

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(millions)
(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Assets
Fixed maturity investments	$2,613.2	$2,639.7	$2,448.2
Short-term investments	261.7	211.3	453.7
Common equity securities	443.0	1,113.9	597.5
Other long-term investments	321.8	315.8	329.6
Total investments	3,639.7	4,280.7	3,829.0

Cash	178.8	179.3	209.3
Reinsurance recoverable on paid and unpaid losses	167.5	194.0	160.0
Insurance premiums receivable	234.3	223.3	259.4
Investments in unconsolidated affiliates	—	—	450.8
Deferred acquisition costs	109.8	107.6	110.2
Deferred tax asset	133.6	112.8	112.5
Ceded unearned insurance premiums	36.3	29.5	19.3
Accounts receivable on unsettled investment sales	4.5	41.9	10.8
Goodwill and intangible assets	371.5	375.7	347.4
Other assets	300.3	330.8	311.7
Assets held for sale	5,215.5	4,407.0	4,685.3
Total assets	$10,391.8	$10,282.6	$10,505.7

Liabilities
Loss and loss adjustment expense reserves	$1,349.6	$1,395.8	$1,310.6
Unearned insurance premiums	626.5	612.6	624.3
Debt	532.6	440.5	344.3
Ceded reinsurance payable	31.8	30.5	39.4
Funds held under insurance contracts	134.9	137.8	92.9
Accounts payable on unsettled investment purchases	6.9	—	47.5
Other liabilities	351.1	413.4	342.2
Liabilities held for sale	3,121.1	2,884.0	3,164.7
Total liabilities	6,154.5	5,914.6	5,965.9

Equity
White Mountains’s common shareholders’ equity
White Mountains’s common shares and paid-in surplus	938.9	978.2	1,038.7
Retained earnings	2,959.6	3,084.9	3,080.8
Accumulated other comprehensive income (loss), after tax:
Equity in net unrealized gains from investments in Symetra common shares	—	—	63.8
Net unrealized foreign currency translation losses	(108.3)	(145.6)	(167.6)
Pension liability and other	(4.3)	(4.3)	(4.4)
Total White Mountains’s common shareholders’ equity	3,785.9	3,913.2	4,011.3

Non-controlling interests
Non-controlling interest - OneBeacon Ltd.	243.4	245.6	258.8
Non-controlling interest - SIG Preference Shares	250.0	250.0	250.0
Non-controlling interest - mutuals and reciprocals	(156.9)	(156.0)	(140.5)
Non-controlling interest - other	114.9	115.2	160.2
Total non-controlling interests	451.4	454.8	528.5
Total equity	4,237.3	4,368.0	4,539.8
Total liabilities and equity	$10,391.8	$10,282.6	$10,505.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
BOOK VALUE AND ADJUSTED BOOK VALUE PER SHARE
(Unaudited)

	March 31, 2016	December 31, 2015	March 31, 2015
Book value per share numerators (in millions):

White Mountains’s common shareholders’ equity - book value per share numerator (1)	$3,785.9	$3,913.2	$4,011.3
Equity in net unrealized losses from Symetra’s fixed maturity portfolio, net of applicable taxes	—	—	(63.8)
Adjusted book value per share numerator (1)	$3,785.9	$3,913.2	$3,947.5

Book value per share denominators (in thousands of shares):

Common shares outstanding - book value per share denominator (1)	5,415.5	5,623.7	5,991.6
Unearned restricted common shares	(41.1)	(25.0)	(43.4)
Adjusted book value per share denominator (1)	5,374.4	5,598.7	5,948.2

Book value per share	$699.10	$695.84	$669.48
Adjusted book value per share	$704.45	$698.95	$663.64

(1) Excludes stock options, which are anti-dilutive to book value.

	March 31, 2016	December 31, 2015	March 31, 2015

Year-to-date growth in adjusted book value per share, including dividends:	0.9%	5.3%	—%

Dividend per share	$1.00	$1.00	$1.00

	March 31, 2016	December 31, 2015	March 31, 2015
Summary of goodwill and intangible assets (in millions):

Goodwill:
Tranzact	$163.8	$163.8	$145.1
MediaAlpha	18.3	18.3	18.3
Wobi	5.8	5.8	5.8
Total goodwill	187.9	187.9	169.2

Intangible assets:
Tranzact	151.1	156.1	138.5
MediaAlpha	25.8	24.4	30.5
Other	6.7	7.3	9.2
Total intangible assets	183.6	187.8	178.2

Total goodwill and intangible assets	371.5	375.7	347.4

Goodwill and intangible assets attributed to non-controlling interests	(134.4)	(135.8)	(128.7)

Goodwill and intangible assets included in adjusted book value	$237.1	$239.9	$218.7

WHITE MOUNTAINS INSURANCE GROUP, LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS)
(millions, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Earned insurance premiums	$282.1	$289.3
Net investment income	17.9	12.6
Net realized and unrealized investment gains	29.5	25.0
Other revenue	97.6	64.9

Total revenues	427.1	391.8
Expenses:
Loss and loss adjustment expenses	161.1	167.9
Insurance and reinsurance acquisition expenses	52.7	53.0
Other underwriting expenses	55.4	56.0
General and administrative expenses	132.4	103.2
Amortization of intangible assets	8.1	6.9
Interest expense	5.9	4.3

Total expenses	415.6	391.3

Pre-tax income (loss) from continuing operations	11.5	.5

Income tax benefit (expense)	8.7	(4.6)

Net income (loss) from continuing operations	20.2	(4.1)

Net (loss) income from discontinued operations, net of tax	(.9)	73.8

Income before equity in earnings of unconsolidated affiliates	19.3	69.7

Equity in earnings of unconsolidated affiliates, net of tax	—	7.3

Net income	19.3	77.0
Net (income) loss attributable to non-controlling interests	(6.3)	7.3

Net income attributable to White Mountains’s common shareholders	13.0	84.3

Comprehensive income, net of tax:
Change in equity in net unrealized gains from investments in Symetra common shares, net of tax	—	28.9
Change in foreign currency translation and pension liability	.1	—
Change in foreign currency translation and other items from discontinued operations	37.2	(87.6)

Comprehensive income	50.3	25.6
Other comprehensive loss attributable to non-controlling interests	—	—
Comprehensive income attributable to White Mountains’s common shareholders	50.3	25.6

Change in equity in net unrealized gains from Symetra's fixed maturity portfolio, net of applicable taxes	—	(28.9)

Adjusted comprehensive income (loss)	$50.3	$(3.3)

Income (loss) per share attributable to White Mountains’s common shareholders
Basic income (loss) per share
Continuing operations	$2.51	$1.76
Discontinued operations	(.17)	12.33
Total consolidated operations	$2.34	$14.09

Diluted income (loss) per share
Continuing operations	$2.51	$1.76
Discontinued operations	(.17)	12.33
Total consolidated operations	$2.34	$14.09

WHITE MOUNTAINS INSURANCE GROUP, LTD.
YTD SEGMENT STATEMENTS OF PRE-TAX INCOME (LOSS)
(millions)
(Unaudited)

For the Three Ended March 31, 2016		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$278.6	$.9	$.3	$2.3	$282.1
Net investment income	14.4	.5	1.6	1.4	17.9
Net investment income (loss) - surplus note interest	—	4.5	(4.5)	—	—
Net realized and unrealized investment gains	16.6	2.1	4.9	5.9	29.5
Other revenue	.9	—	.1	96.6	97.6

Total revenues	310.5	8.0	2.4	106.2	427.1
Expenses:
Loss and loss adjustment expenses	158.8	—	—	2.3	161.1
Insurance and reinsurance acquisition expenses	51.0	.2	.7	.8	52.7
Other underwriting expenses	55.3	—	.1	—	55.4
General and administrative expenses	3.6	.5	9.2	119.1	132.4
Amortization of intangible assets	.3	—	—	7.8	8.1
Interest expense	3.3	—	—	2.6	5.9

Total expenses	272.3	.7	10.0	132.6	415.6

Pre-tax income (loss)	$38.2	$7.3	$(7.6)	$(26.4)	$11.5

For the Three Months Ended March 31, 2015		HG Global/BAM
	OneBeacon	HG Global	BAM	Other	Total
Revenues:
Earned insurance premiums	$286.6	$.5	$.2	$2.0	$289.3
Net investment income	10.5	.4	1.0	.7	12.6
Net investment income (loss) - surplus note interest	—	4.0	(4.0)	—	—
Net realized and unrealized investment gains	14.2	1.1	3.0	6.7	25.0
Other (loss) revenue	(3.1)	—	.1	67.9	64.9

Total revenues	308.2	6.0	.3	77.3	391.8
Expenses:
Loss and loss adjustment expenses	165.9	—	—	2.0	167.9
Insurance and reinsurance acquisition expenses	51.0	.1	.8	1.1	53.0
Other underwriting expenses	55.9	—	.1	—	56.0
General and administrative expenses	3.8	.4	8.2	90.8	103.2
Amortization of intangible assets	.3	—	—	6.6	6.9
Interest expense	3.2	—	—	1.1	4.3

Total expenses	280.1	.5	9.1	101.6	391.3

Pre-tax income (loss)	$28.1	$5.5	$(8.8)	$(24.3)	$.5

WHITE MOUNTAINS INSURANCE GROUP, LTD.
SELECTED FINANCIAL DATA
(Dollars in millions)
(Unaudited)

	Three Months Ended March 31,
OneBeacon	2016	2015
GAAP Ratios
Loss and LAE	57%	58%
Expense	38%	37%
Combined	95%	95%

Net written premiums	$280.1	$287.1
Earned premiums	$278.6	$286.6

	Three Months Ended March 31,
BAM	2016	2015
Gross par value of primary market policies priced	$2,511.4	$2,439.8
Gross par value of secondary market policies priced	93.1	85.7
Total gross par value of market policies priced	$2,604.5	$2,525.5
Gross par value of primary and secondary market policies issued	$2,178.6	$2,103.9
Gross written premiums	$6.8	$4.2
Member surplus contributions collected	$6.7	$4.6

	As of March 31, 2016	As of December 31, 2015
Policyholders’ surplus	$433.4	$437.2
Contingency reserve	14.8	12.4
Qualified statutory capital	448.2	449.6
Net unearned premiums	14.0	12.5
Present value of future installment premiums	2.7	2.6
Collateral trusts	142.2	136.6
Claims paying resources	$607.1	$601.3

	Three Months Ended March 31,
HG Global	2016	2015
Net written premiums	$5.1	$3.2
Earned premiums	$.9	$.5

	As of March 31, 2016	As of December 31, 2015
Unearned premiums	$42.2	$38.0
Deferred acquisition costs	$8.7	$7.9